Exhibit 99.1

Contacts:
Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6000 – Investors mdaniel@bassettfurniture.com

Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

For immediate release

Bassett Reports Fiscal First Quarter Results

(Bassett, Va.) – April 1, 2026 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) reported today its results of operations for its first quarter ended February 28, 2026.

Q1 Consolidated Business Highlights: [FY 26 vs. FY 25, unless otherwise specified]

●	Revenues decreased 2.2% from the prior year quarter.
●	Operating income was $1.2 million or 1.4% of sales as compared to operating income of $2.5 million or 3.0% of sales for the prior year quarter.
●	Gross margin of 56.2% represented an 80-basis point decrease from the prior year due to lower margins in both the wholesale and retail business.
●

Selling, general and administrative expenses excluding new store preopening costs were 54.7% of sales, 70 basis points higher than the prior year, reflecting reduced leverage of fixed costs due to lower sales levels.

●	Diluted earnings per share were $0.13 as compared to $0.21 per share in the prior year period.
●

Used $5.5 million of cash in operating activities as the first quarter is typically the slowest quarter for cash generation due to the historically slow rate of business during the Christmas season, coupled with negative working capital changes which were expected.

Fiscal 2026 First Quarter Overview

(Dollars in millions)

	Sales				Operating Income (Loss)
	1st Quarter		Dollar	%	1st Quarter	% of	1st Quarter	% of
	2026	2025	Change	Change	2026	Sales	2025	Sales
Consolidated (1)	$80.3	$82.2	$(1.9)	-2.2%	$1.2	1.4%	$2.5	3.0%

Wholesale	$53.0	$52.9	$0.1	0.1%	$8.4	15.8%	$8.7	16.4%

Retail	$52.5	$53.3	$(0.8)	-1.4%	$(1.0)	-1.9%	$-	0.0%

Corporate & Other (2)	$-	$-	$-	N/A	$(6.1)	N/A	$(6.2)	N/A

(1)

Our consolidated results for the quarter include certain intercompany eliminations. See Table 4, "Segment Information" below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)	Corporate and Other includes the the shared Corporate costs that are benefiting both the Wholesale and Retail segments.

Comments from Rob Spilman, Bassett Chairman and CEO

“After a solid start to the first seven weeks of fiscal 2026, the pace of business slowed abruptly in mid-January. As a result, consolidated sales declined by 2.2% for the quarter.

On the macro front, demand continues to suffer from the stubbornly weak residential housing market. Amidst that backdrop, severe weather occurring over the last two weekends of January essentially shut down normal operations at many of our retail stores and warehouses. The timing of the bad weather was especially unfortunate as the back half of January is usually a strong sales period. On the positive side, retail written sales for our President’s Day event rebounded nicely, producing a double-digit sales increase for the promotion. Ultimately, retail written sales were flat for the quarter.

Wholesale margins were down slightly, primarily due to volume declines in our domestic upholstery operations. Bassett Casegoods, on the other hand, posted a 12.1% sales gain and improved margins. Retail margins were significantly affected by our decision to absorb tariffs in retail pricing during the fourth quarter of 2025, which are delivered in Q1. Pricing for the second quarter forward now includes the tariffs at retail and wholesale.

At some point, we believe that the housing market will rebound and drive demand more in line with historical experience. With that in mind, we are making measured cash investments to grow our business. We are committed to our omni-channel model as e-commerce sales increased by 28% in the quarter. The new Cincinnati store is under construction and we will begin work on our new Orlando location in early April. This fall, we will move into a new showroom location in High Point and extensive renovations are already taking place to that space. As we invest, we strive to seek the proper balance between investment in future top line expansion and managing ongoing expenses. Accordingly, our efforts to identify ways to leverage operating expenses are ongoing. Several initiatives are underway that are expected to save an additional $1.5 to $2.0 million annually beginning late in the second quarter.”

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on April 2, 2026, at 9:00 am ET. The public is invited to listen to the conference call by webcast, accessible through the Company’s investor relations website, https://investors.bassettfurniture.com/. Participants can also listen to the conference call via https://edge.media-server.com/mmc/p/fpr54xoc. A replay and transcript of the conference call will be available on demand on the investor relations site.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sales approximately 60% of its products through its network of 86 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment. Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities. The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms. Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2026, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information, as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 28, 2026		March 1, 2025
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$80,340	100.0%	$82,162	100.0%
Cost of goods sold	35,175	43.8%	35,332	43.0%
Gross profit	45,165	56.2%	46,830	57.0%

Selling, general and administrative expenses	43,913	54.7%	44,375	54.0%
New store preopening costs	95	0.1%	-	0.0%
Income from operations	1,157	1.4%	2,455	3.0%

Interest income	553	0.7%	559	0.7%
Other income, net	(192)	-0.2%	(459)	-0.6%
Income before income taxes	1,518	1.9%	2,555	3.1%

Income tax expense	402	0.5%	701	0.9%
Net income	$1,116	1.4%	$1,854	2.3%

Basic and diluted earnings per share	$0.13		$0.21

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 28, 2026	November 29, 2025
Assets
Current assets
Cash and cash equivalents	$32,989	$41,277
Short-term investments	17,963	17,963
Accounts receivable, net	14,662	14,410
Inventories, net	65,666	61,790
Recoverable income taxes	627	2,878
Other current assets	8,117	7,224
Total current assets	140,024	145,542

Property and equipment, net	72,215	73,175

Other long-term assets
Deferred income taxes, net	6,049	5,979
Goodwill	7,217	7,217
Intangible assets	6,896	6,910
Right of use assets under operating leases	75,230	76,727
Other	8,523	8,269
Total long-term assets	103,915	105,102
Total assets	$316,154	$323,819

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,812	$14,739
Accrued compensation and benefits	6,857	10,227
Customer deposits	24,745	24,969
Current portion of operating lease obligations	17,671	19,299
Other accrued expenses	7,738	7,750
Total current liabilities	71,823	76,984

Long-term liabilities
Post employment benefit obligations	11,629	11,379
Long-term portion of operating lease obligations	67,365	69,353
Other long-term liabilities	891	996
Total long-term liabilities	79,885	81,728

Stockholders’ equity
Common stock	43,249	43,256
Retained earnings	120,484	121,128
Additional paid-in-capital	-	-
Accumulated other comprehensive income	713	723
Total stockholders' equity	164,446	165,107
Total liabilities and stockholders’ equity	$316,154	$323,819

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months Ended
	February 28, 2026	March 1, 2025
Operating activities:
Net income	$1,116	$1,854
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,236	2,246
Deferred income taxes	(70)	587
Other, net	119	454
Changes in operating assets and liabilities:
Accounts receivable	(252)	(1,037)
Inventories	(3,876)	(3,138)
Other current and long-term assets	1,358	(615)
Right of use assets under operating leases	4,208	4,211
Customer deposits	(224)	(390)
Accounts payable and other liabilities	(3,756)	709
Obligations under operating leases	(6,327)	(4,933)
Net cash used in operating activities	(5,468)	(52)

Investing activities:
Purchases of property and equipment	(863)	(871)
Other	(25)	(11)
Net cash used in investing activities	(888)	(882)

Financing activities:
Cash dividends	(1,730)	(1,734)
Issuance of common stock	78	80
Repurchases of common stock	(147)	(721)
Taxes paid related to net share settlement of equity awards	(73)	(136)
Repayments of finance lease obligations	(60)	(44)
Net cash used in financing activities	(1,932)	(2,555)
Change in cash and cash equivalents	(8,288)	(3,489)
Cash and cash equivalents - beginning of period	41,277	39,551
Cash and cash equivalents - end of period	$32,989	$36,062

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 28, 2026	March 1, 2025
Sales Revenue
Wholesale sales	$52,961	$52,927
Less: Sales to retail segment	(25,166)	(24,059)
Wholesale sales to external customers	27,795	28,868
Retail sales	52,545	53,294
Consolidated net sales	$80,340	$82,162

Income (Loss) before Income Taxes
Income (Loss) from Operations
Wholesale	$8,395	$8,685
Retail	(1,034)	(48)
Corporate and other (1)	(6,118)	(6,226)
Consolidated income from operations	1,157	2,455

Interest income	553	559
Other loss, net	(192)	(459)
Consolidated income before income taxes	$1,518	$2,555

(1)	Corporate and Other includes the shared Corporate costs that are benefiting both the Wholesale and Retail segments.